Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RED ROCK RESORTS, INC.

June 13, 2023

Red Rock Resorts, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1.	The name of the Corporation is Red Rock Resorts, Inc.

2.

This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on April 26, 2016 (the “Restated Certificate of Incorporation”).

3.	The effective date of this Certificate of Amendment shall be the date it is filed with the Secretary of State of the State of Delaware.

4.	Article X of the Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

“ARTICLE X

LIMITATION ON DIRECTOR LIABILITY

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director or officer of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.”

5.	This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

6.	All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf.

/s/ Jeffrey T. Welch
By:	Jeffrey T. Welch
Title:	Executive Vice President and Chief Legal Officer

[Signature Page to Certificate of Amendment of the Amended and Restated Certificate of Incorporation]